Exhibit 99.1



            American Retirement Corporation Announces Resignation of
                   John A. Morris from the Board of Directors


     NASHVILLE, Tenn.--(BUSINESS WIRE)--April 17, 2006--American Retirement Corporation (NYSE: ACR) ("ARC" or the "Company"), a leading national provider of senior living housing and care, today announced that John A. Morris, Jr., M.D. notified our Board of Directors that he will not stand for re-election to the Board of Directors at our 2006 annual meeting of shareholders to be held on May 17, 2006, when his current term expires. Dr. Morris also tendered his resignation from the Board of Directors effective as of the date of the annual meeting due to other time commitments.
     "John has been a valuable member of our board since 1995," commented Bill Sheriff, Chairman, President and CEO of the Company. "His contributions and expertise will be greatly missed. We wish him all the best in the future. In the name of ARC's shareholders, management and associates, I want to thank John for his hard work and contribution to ARC."

     Company Profile

     American Retirement Corporation is a national senior living and health care services provider offering a broad range of care and services to seniors, including independent living, assisted living, skilled nursing and Alzheimer's care. Established in 1978, the Company believes that it is a leader in the operation and management of senior living communities, including independent living communities, continuing care retirement communities, free-standing assisted living communities, and the development of specialized care programs for residents with Alzheimer's and other forms of dementia. The Company's operating philosophy is to enhance the lives of seniors by striving to provide the highest quality of care and services in well-operated communities designed to improve and protect the quality of life, independence, personal freedom, privacy, spirit, and dignity of its residents The Company currently operates 82 senior living communities in 19 states, with an aggregate unit capacity of approximately 15,400 units and resident capacity of approximately 17,100. The Company owns 33 communities (including 13 communities in joint ventures), leases 43 communities, and manages 6 communities pursuant to management agreements.


     CONTACT: American Retirement Corporation
              Ross C. Roadman, 615-376-2412